Exhibit 99.1

For Immediate Release

PDL BioPharma Announces Fourth Quarter and Full Year 2008 Financial Results

- 2008 Fiscal Year Revenues from Continuing Operations Increases 31 Percent to $294 Million -

- PDL Declares 2009 Dividend -

Incline Village, NV, March 2, 2009 — PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today reported financial results for the fourth quarter and full year ended December 31, 2008.

Total revenues from continuing operations in 2008 were $294.3 million, a 31% increase from $224.9 million in 2007. Total revenues from continuing operations in the fourth quarter of 2008 were $68.7 million compared to $39.2 million in the same period of 2007. The increase in both periods was primarily due to increases in royalties from licensees primarily driven by higher reported product sales of Avastin, Herceptin and Lucentis, which are marketed by Genentech, and sales of Tysabri, which is marketed by Elan. Also, in 2008 a greater amount of Herceptin was both manufactured and sold outside of the United States as compared to 2007, the royalty rate for which is fixed at a higher rate as compared to the tiered-rate fee structure that applies to U.S.-based sales. Revenues increased despite a decrease in the effective average royalty rate earned on sales reported by Genentech as a result of the tiered fee structure under PDL’s license agreement with Genentech. In addition, in 2008 PDL recognized $12.5 million in license revenue related to the definitive license agreement and settlement agreement that PDL entered into with Alexion Pharmaceuticals, Inc. in December 2008.

Total costs and expenses from continuing operations in 2008 were $51.5 million, an increase of $10.4 million from 2007. In the fourth quarter of 2008, total costs and expenses from continuing operations were $15.9 million compared to $14.0 million in the same period of 2007. The increase in both periods was primarily due to higher legal and consulting expenses related to the Spin-Off of Facet Biotech Corporation in December 2008 and royalty monetization efforts which were terminated in November 2008 due to market conditions.

Net income in 2008 was $68.4 million, or $0.47 per diluted share compared to a net loss of $21.1 million in 2007 or $0.08 per diluted share. Net income for the fourth quarter of 2008 was $40.6 million or $0.26 per diluted share, compared to a net loss of $15.6 million in 2007 or $0.09 per diluted share.

Net cash provided by operating activities was $80.1 million in 2008 and $67.0 million in 2007. At December 31, 2008, PDL had cash, cash equivalents, short-term investments and restricted cash of $147.5 million, compared to cash, cash equivalents, short-term investments and restricted cash of $440.8 million at December 31, 2007.

2009 Dividends

PDL announced that it will pay two dividends to its stockholders in 2009. Each of the dividends will be $0.50 per share the first of which will be paid on April 1, 2009 to all stockholders who own shares of PDL on March 16, 2009. The second dividend will be paid on October 1, 2009.

Recent Developments

•

In December 2008, PDL entered into a definitive license agreement and settlement agreement with Alexion that resolved legal disputes associated with Alexion’s humanized antibody, Soliris® (eculizumab) and PDL’s Queen et al patents. Alexion agreed to pay PDL $25 million, of which it paid $12.5 million in January 2009 and is obligated to pay the second installment of $12.5 million in June 2009.

•

In December 2008, Genentech exercised options to four additional antigens and extended the option period for two antigens under its license agreement relating to our Queen et al. patents. Total consideration received by PDL was $1.8 million.

•	In December 2008, Christine Larson was appointed Vice President and Chief Financial Officer of PDL.

•	In February 2009, Christopher L. Stone, J.D., was appointed Vice President, General Counsel and Secretary of PDL.

•

In December 2008, MedImmune, LLC notified us that it is seeking a declaratory judgment that Synagis does not infringe on our Queen et al. patents and in February 2009, with the payment of its first quarter royalties, asserted in a letter that it may be entitled to pay at a lower royalty rate because of our settlement with Alexion. We intend to vigorously defend against MedImmune’s claims and do not believe that MedImmune is entitled to a lower royalty rate.

•

On February 25, 2009, the U.S. Patents and Trademarks office declared an interference proceeding between certain claims of our Queen et al. patents and certain pending claims of Adair et al., UCB S.A.’s patent application. The outcome of this matter cannot be determined at this time.

2009 Financial Guidance

PDL anticipates strong revenue growth in 2009 increasing to a range of $310 to $325 million. Our revenue estimate includes royalties from seven humanized antibody products. Royalties from MedImmune are not included due to ongoing legal activities. While MedImmune continues to pay royalties on sales of Synagis, including as recently as the first quarter of 2009, and PDL remains confident in its legal position that Synagis infringes on its patents, PDL has chosen to be conservative in regard to its financial guidance for 2009. Revenue growth expectations are primarily driven by increases in product sales of Avastin, Herceptin and Tysabri.

As a result of its 2008 restructuring activities and the divestiture of its commercial and biotech operations, PDL expects to significantly reduce its operating expenses to $12 to $15 million of which approximately 50% relates to legal expense, patent defense and other professional fees. With less than 10 employees, PDL’s primary focus going forward is managing its antibody humanization patent and royalty assets which consist of its Queen et al. patents and license agreements with numerous biotechnology and pharmaceutical companies. Net income after taxes for 2009 is projected to be in the range of $185 to $200 million and cash provided by operating activities is expected to be in the range of $260 to $280 million.

Conference Call Information

PDL will hold a conference call to discuss these financial results and provide an update on company activities at 1:30 p.m. Pacific time, 4:30 p.m. Eastern time on March 2, 2009.

To participate in this teleconference, please dial 888-727-7622 fifteen minutes before the conference is scheduled to begin. Callers outside of the U.S. should dial 913-312-0392. The participant passcode is 2182491. The call will also be Webcast live at www.pdl.com. A replay of the call will be available for two weeks on the company’s Web site, or until March 16 by dialing
888-203-1112. Callers outside of the U.S. should dial 719-457-0820. The replay passcode is 2182491.

Forward-looking Statements

This press release contains forward-looking statements, including regarding PDL’s expectations with respect to its 2009 royalty revenues, expenses, net income and cash provided by operating activities.

Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL’s existing licensees;

•	The relative mix of royalty-bearing products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;

•	The ability to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;

•	Changes in any of the other assumptions on which PDL’s projected royalty revenues are based;

•	The outcome of pending litigation or disputes; and

•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL’s filings with the SEC, including the “Risk Factors” sections of its annual and quarterly reports filed with the SEC. Copies of PDL’s filings with the SEC may be obtained at the “Investors” section of PDL’s website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

About PDL BioPharma

PDL BioPharma, Inc. pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and autoimmune diseases. This press release and further information about PDL BioPharma, Inc. can be found at: www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Contact:

David Carey

Lazar Partners

212-867-1768

PDL BIOPHARMA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
REVENUES:
Royalties	$52,176	$37,517	$275,512	$221,088
License and other	16,482	1,650	18,758	3,825

Total revenues	68,658	39,167	294,270	224,913
COSTS AND EXPENSES:
General and administrative	15,909	14,000	51,544	41,176

Total costs and expenses	15,909	14,000	51,544	41,176

Operating Income	52,749	25,167	242,726	183,737
Interest income and other, net	2,361	4,894	14,901	20,233
Interest expense	(3,555)	(3,291)	(14,219)	(13,069)

Income from continuing operations before income taxes	51,555	26,770	243,408	190,901
Income tax expense (benefit)	(3,855)	5,356	5,014	10,624

Income from continuing operations	55,410	21,414	238,394	180,277
Discontinued operations (1)
Loss from operations before income taxes	(23,847)	(42,655)	(162,758)	(211,495)
Income tax expense (benefit)	(9,076)	(5,660)	7,249	(10,157)

Loss on discontinued operations	(14,771)	(36,995)	(170,007)	(201,338)

NET INCOME (LOSS)	$40,639	$(15,581)	$68,387	$(21,061)

NET INCOME (LOSS) PER BASIC SHARE:
Continuing operations	$0.46	$0.18	$2.01	$1.55
Discontinued operations	(0.12)	(0.32)	(1.43)	(1.73)

Net income (loss) per basic share	$0.34	$(0.13)	$0.58	$(0.18)

NET INCOME (LOSS) PER DILUTED SHARE:
Continuing operations	$0.34	$0.17	$1.48	$1.34
Discontinued operations	(0.08)	(0.26)	(1.01)	(1.42)

Net income (loss) per diluted share	$0.26	$(0.09)	$0.47	$(0.08)

Shares used to compute net income (loss) per basic share	119,294	117,139	118,728	116,365

Shares used to compute net income (loss) per diluted share	168,403	141,468	167,869	141,480

(1)	The financial results associated with our former commercial and biotechnology operations have been presented as discontinued operations in our Consolidated Income Statements.

PDL BIOPHARMA, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	December 31, 2008	December 31, 2007
Cash, cash equivalents, investments and restricted cash	$147,527	$440,788
Total assets	$191,142	$1,192,192
Total stockholders’ equity (deficit)	$(352,569)	$507,610

CONSOLIDATED STATEMENT OF CASH FLOW DATA

(in thousands)

(unaudited)

	Year Ended December 31,
	2008	2007
Net loss	$68,387	$(21,061)
Adjustments to reconcile net loss to net cash provided by operating activities	52,919	93,689
Changes in assets and liabilities	(41,157)	(5,655)

Net cash provided by operating activities	$80,149	$66,973

PDL BIOPHARMA, INC.

SUPPLEMENTAL INFORMATION ON DISCONTINUED OPERATIONS (1)

(in thousands)

(unaudited)

	Year Ended December 31,
	2008	2007	2006
Biotechnology Operations
Net revenues	$27,696	$34,012	$61,726
Loss from operations before income taxes	$(122,538)	$(210,046)	$(169,735)
Commercial Operations
Net revenues	$66,467	$204,166	$165,701
Loss from operations before income taxes	$(40,220)	$(1,449)	$(119,428)

(1)	The financial results associated with both PDL’s former commercial operations which was sold in March 2008 and PDL’s former biotechnology operations which was spun off in December 2008 have been presented as discontinued operations for all periods presented.